Exhibit 35

UNITED AUTO CREDIT CORPORATION

ANNUAL COMPLIANCE STATEMENT

PURSUANT TO SECTION 4.10 OF THE SALE AND SERVICING AGREEMENT AND

ITEM 1123 OF REGULATION AB

I, Arash A. Khazei, do hereby certify that I am the Senior Vice President and Chief Financial Officer of United Auto Credit Corporation, a California corporation (the “Company”), and further certify on behalf of the Company in its capacity as servicer (the “Servicer” and “Sponsor”) under the Sale and Servicing Agreement (the “Agreement”) dated as of June 1, 2006 among the Servicer and Sponsor, UPFC Auto Receivables Corp., as Seller, and UPFC Auto Receivables Trust 2006-A as follows:

(i) A review of the activities of the Servicer during the period from June 15, 2006 through December 31, 2006, and of its performance under the Agreement has been made under my supervision;

(ii) To the best of my knowledge and information, based upon such review, the Servicer has fulfilled all its obligations under the Agreement throughout such period in all material respects; and

(iii) To the best of my knowledge and information, no event of default nor any event which with the giving of notice or lapse of time, or both, would become an event of default under the Agreement, has occurred or is continuing.

IN WITNESS WHEREOF, I have hereunto set my hand this 28th day of February 2007.

/s/ Arash A. Khazei
Arash Khazei
Senior Vice President
Chief Financial Officer